Press release

RBC Bearings Incorporated Announces Fiscal 2011 Fourth Quarter Results

Oxford, CT – May 26, 2011 – RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision plain, roller and ball bearings for the industrial, defense and aerospace industries, today reported results for the fourth quarter ended April 2, 2011.

Fourth Quarter Highlights

($ in millions)	Q4 Fiscal 2011		Q4 Fiscal 2010		Change
	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$88.9		$79.8		11.4%
Gross margin	$30.3	$31.1	$25.1	$25.8	20.6%	20.6%
Gross margin %	34.1%	34.9%	31.5%	32.3%
Operating income	$16.1	$16.8	$11.5	$12.9	39.4%	30.8%
Net income	$9.9	$10.4	$9.7	$8.1	2.1%	29.3%
Diluted EPS	$0.44	$0.47	$0.44	$0.37	0.0%	27.0%
(1) Results exclude items in reconciliation below.

Fiscal Year 2011 Highlights

($ in millions)	Fiscal Year 2011		Fiscal Year 2010		Change
	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$335.6		$274.7		22.2%
Gross margin	$109.8	$112.7	$84.6	$87.2	29.8%	29.2%
Gross margin %	32.7%	33.6%	30.8%	31.7%
Operating income	$56.2	$58.2	$34.7	$38.7	62.1%	50.3%
Net income	$34.9	$37.0	$24.4	$24.3	43.0%	52.3%
Diluted EPS	$1.58	$1.68	$1.12	$1.12	41.1%	50.0%
(1) Results exclude items in reconciliation below.

“We are very pleased with the results of our fourth quarter.  Both sales and operation efficiencies showed significant gains over last year and are the result of continued improvement in demand for products from our core markets, new product introductions and the maturing of many operating efficiency initiatives,” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer. “We expect further strengthening of our core markets thru our fiscal year and are pleased to be planning an expansion of production rates in many of our plants.”

Fourth Quarter Results
Net sales for the fourth quarter of fiscal 2011 were $88.9 million, an increase of 11.4% from $79.8 million in the fourth quarter of fiscal 2010. The increase of 11.4% was driven by an increase of 18.5% in our industrial business and 4.6% in net sales in our aerospace and defense business.  Gross margin for the fourth quarter was $30.3 million compared to $25.1 million for the same period last year. Gross margin as a percentage of net sales was 34.1% in the fourth quarter of fiscal 2011 compared to 31.5% for the same period last year. The increase in gross margin percentage was mainly driven by the current recovery in our industrial and aerospace businesses offset by costs associated with our expansion into large bearing products.  Gross margin as a percentage of net sales, excluding $0.7 million of large bearing expansion costs, was 34.9% compared to 32.3% for the same adjusted period last year.

Operating income increased 39.4% to $16.1 million for the fourth quarter of fiscal 2011 compared to $11.5 million for the same period last year. As a percentage of net sales, operating income was 18.1% compared to 14.4% for the same period last year. Operating income excluding costs associated with the expansion into large bearing products and restructuring and moving costs was $16.8 million, an increase of 30.8% compared to adjusted operating income for the same period last year.  As a percentage of net sales, operating income, excluding these charges, was 18.9% compared to 16.1% for the same adjusted period last year.

Interest expense, net for the fourth quarter of fiscal 2011 was $0.6 million compared to $0.5 million for the same period last year.

Other non-operating expense was $0.3 million for the fourth quarter of fiscal 2011.  This was mainly comprised of foreign exchange losses.

For the fourth quarter of fiscal 2011, the Company reported net income of $9.9 million compared to net income of $9.7 million in the same period last year.  Excluding the after-tax costs associated with the expansion into large bearing products, restructuring and moving costs, and the foreign exchange loss, net income increased 29.3% to $10.4 million compared to $8.1 million for the same adjusted period last year.

Fiscal Year 2011 Results
Net sales for fiscal 2011 were $335.6 million, an increase of 22.2% from $274.7 million for the same period last year. Gross margin for fiscal 2011 was $109.8 million compared to $84.6 million for the same period last year. Gross margin as a percentage of net sales was 32.7% for fiscal 2011 compared to 30.8% for the same period last year. The increase in gross margin percentage was mainly driven by the current recovery in our industrial and aerospace businesses offset by costs associated with the expansion into large bearing products. Gross margin as a percentage of net sales, excluding $2.9 million of large bearing expansion costs, was 33.6% compared to 31.7% for the same adjusted period last year.

For fiscal 2011, the Company reported operating income of $56.2 million compared to $34.7 million for the same period last year.  Operating income excluding costs associated with the expansion into large bearing products and restructuring and moving costs offset by a net gain on sale of assets was $58.2 million for fiscal 2011 compared to $38.7 million for the same adjusted period last year.  Operating income as a percentage of net sales excluding these charges was 17.3% for fiscal 2011 compared to 14.1% for the same adjusted period last year.

Interest expense, net for fiscal 2011 was $1.8 million compared to $1.8 million for the same period last year.

Other non-operating expense was a loss of $1.5 million for fiscal 2011.  This was mainly comprised of foreign exchange losses.

Net income for fiscal 2011 was $34.9 million compared to net income of $24.4 million for the same period last year.  Excluding the after-tax costs associated with the expansion into large bearing products, restructuring and moving costs and the foreign exchange loss offset by a net gain on sale of assets and the CDSOA payment, net income was $37.0 million compared to $24.3 million for the same adjusted period last year.

Live Webcast
RBC Bearings Incorporated will host a webcast at 11:00 a.m. ET today to discuss the quarterly results.  To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon.  If you do not have access to the Internet and wish to listen to the call, dial 866-383-7989 (international callers dial 617-597-538) and enter conference ID # 66143562.  An audio replay of the call will be available from 2:00 p.m. ET on Thursday, May 26th until 11:59 p.m. ET on Thursday, June 2nd. The replay can be accessed by dialing 888-286-8010 (international callers dial 617-801-6888) and entering conference call ID #38110092.  Investors are advised to dial into the call at least ten minutes prior to the call to register.

Non-GAAP Financial Measures
In addition to disclosing results of operations that are determined in accordance with generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude certain charges.  These non-GAAP measures adjust for charges that Management believes are unusual. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP.  A reconciliation of the non-GAAP measures disclosed in the press release with the most comparable GAAP measures are included in the financial table attached to this press release.

About RBC Bearings
RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components.  Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace and defense markets.  Headquartered in Oxford, Connecticut, RBC Bearings currently employs approximately 1,950 people and operates 23 manufacturing facilities in four countries.

Safe Harbor for Forward Looking Statements
Certain statements in this press release contain “forward-looking statements.”  All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing.  Forward-looking statements may include the words “may,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate” and other similar words.  Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements.  Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company.  These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, the Company’s ability to meet its debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s Annual Report filed on Form 10-K.  The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statement.

Contacts

RBC Bearings
Daniel A. Bergeron
203-267-5028
dbergeron@rbcbearings.com

FD
Michael Cummings
617-897-1542
investors@rbcbearings.com

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	April 2,	April 3,	April 2,	April 3,
	2011	2010	2011	2010

Net sales	$88,898	$79,832	$335,625	$274,702
Cost of sales	58,579	54,702	225,851	190,136
Gross margin	30,319	25,130	109,774	84,566

Operating expenses:
Selling, general and administrative	13,898	12,680	52,706	47,367
Other, net	367	935	875	2,529
Total operating expenses	14,265	13,615	53,581	49,896

Operating income	16,054	11,515	56,193	34,670

Interest expense, net	626	484	1,791	1,807
Other non-operating expense (income)	252	295	1,525	(147)
Income before income taxes	15,176	10,736	52,877	33,010
Provision for income taxes	5,309	1,071	18,009	8,625
Net income	$9,867	$9,665	$34,868	$24,385

Net income per common share:
Basic	$0.45	$0.45	$1.61	$1.13
Diluted	$0.44	$0.44	$1.58	$1.12

Weighted average common shares:
Basic	21,788,514	21,590,597	21,678,626	21,590,421
Diluted	22,232,269	21,781,792	22,078,711	21,747,082

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	April 2,	April 3,	April 2,	April 3,
Reconciliation of Reported Gross Margin to	2011	2010	2011	2010
Adjusted Gross Margin:

Reported gross margin	$30,319	$25,130	$109,774	$84,566
Large bearing expansion costs	741	629	2,879	2,640
Adjusted gross margin	$31,060	$25,759	$112,653	$87,206

	Three Months Ended		Twelve Months Ended
	April 2,	April 3,	April 2,	April 3,
Reconciliation of Reported Operating Income to	2011	2010	2011	2010
Adjusted Operating Income:

Reported operating income	$16,054	$11,515	$56,193	$34,670
Large bearing expansion costs	741	629	2,879	2,640
Restructuring and moving costs	35	525	219	1,197
(Gain) loss on disposition or sale of assets	(10)	186	(1,076)	215
Adjusted operating income	$16,820	$12,855	$58,215	$38,722

Reconciliation of Reported Net Income and	Three Months Ended		Twelve Months Ended
Net Income Per Common Share to Adjusted Net	April 2,	April 3,	April 2,	April 3,
Income and Adjusted Net Income Per Common Share:	2011	2010	2011	2010

Reported net income	$9,867	$9,665	$34,868	$24,385
Large bearing expansion costs (1)	482	410	1,898	1,737
Restructuring and moving costs (1)	23	342	144	788
(Gain) loss on disposition or sale of assets (1)	(7)	121	(710)	141
CDSOA payment (1)	-	-	(123)	(122)
Foreign exchange loss (gain) (1)	64	192	926	26
Advanced energy manufacturing tax credit	-	(2,665)	-	(2,665)
Adjusted net income	$10,429	$8,065	$37,003	$24,290
(1) Item was tax effected at the effective tax rate.

Adjusted net income per common share:
Basic	$0.48	$0.37	$1.71	$1.13
Diluted	$0.47	$0.37	$1.68	$1.12

Adjusted weighted average common shares:
Basic	21,788,514	21,590,597	21,678,626	21,590,421
Diluted	22,232,269	21,781,792	22,078,711	21,747,082

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	April 2,	April 3,	April 2,	April 3,
Segment Data, Net External Sales:	2011	2010	2011	2010

Roller bearings segment	$25,662	$21,330	$98,942	$73,164
Plain bearings segment	45,262	40,324	168,777	134,303
Ball bearings segment	10,100	11,718	40,637	45,442
Other segment	7,874	6,460	27,269	21,793
	$88,898	$79,832	$335,625	$274,702

	Three Months Ended		Twelve Months Ended
	April 2,	April 3,	April 2,	April 3,
Selected Financial Data:	2011	2010	2011	2010

Depreciation and amortization	$3,204	$2,875	$12,971	$11,830

Incentive stock compensation expense	$1,017	$904	$4,057	$3,182

Cash provided by operating activities	$9,581	$6,180	$49,956	$41,153

Capital expenditures	$3,188	$2,398	$10,440	$9,906

Total debt			$31,296	$38,453

Cash and short-term investments			$67,887	$28,623

Backlog			$196,697	$157,918